                        23 CONSENT OF MONROE SHINE & CO.

                      [MONROE SHINE & CO., INC. LETTERHEAD]




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Savings Financial Group, Inc.
Clarksville, Indiana

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Savings Financial Group, Inc. of our report, dated December 20, 2007, with respect to the consolidated balance sheets of First Savings Bank, F.S.B. and Subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of income, changes in equity and cash flows for each of the years then ended, which appear in the Registration Statement on Form S-1, as amended (File No. 333-151636), of First Savings Financial Group, Inc.


/s/ Monroe Shine & Co., Inc.

New Albany, Indiana
October 17, 2008